ARTICLES OF AMENDMENT
    Made pursuant to the Florida Business Corporations Act Section 607.1006
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1.   Name of corporation:  Miami-Dade Auto and Home Insurance, Inc.
                           Incorporated January 15, 1999

2.   The Amendments

     a.   ARTICLE I is hereby amended as follow:


                                    ARTICLE I

          The name of this corporation shall be changed from Miami-Dade Auto and Home Insurance, Inc. to:

                          VIBE RECORDS HOLDINGS, INC.


This amendment was adopted by the board of directors without shareholder action, as allowed by Section 607.1004 of the Florida Business Corporation Act.


/s/ Manuel E. Iglesias, Director
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FILED
'00 May -8 PM 1:46
SECRETARY OF STATE
TALLAHASSEE, FLORIDA